AMENDMENT

                          TO ARTICLES OF INCORPORATION

                                       OF

                         K RANDOLPH INTERNATIONAL, INC.

                   (changed herein to "PREMIER BRANDS, INC.")

         In accordance with Sections 16-10a-1003 and 16-10a-1006 of the Utah Revised Business Corporation Act, K Randolph International, Inc. (the "Corporation"), a Utah corporation, does hereby adopt the following amendment (the "Amendment') to the Articles of Incorporation.

     1. The Articles of Incorporation of the Corporation are hereby amended by deleting Article I in its entirety and inserting the following in lieu thereof:

                                    ARTICLE I

                                      NAME

         The name of the Corporation created shall be:

                              PREMIER BRANDS, INC.

     2.  Except  as  specifically   provided  herein,   the  provisions  of  the
Corporation's Articles of Incorporation shall remain unamended and shall continue in full force and effect.

     3. By execution of this Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that the foregoing Amendment to the Articles of Incorporation was adopted as an Amendment to the original Articles of Incorporation of the Corporation by the shareholders of said Corporation at a special meeting of the shareholders of the Corporation held on February 27, 1995. As of February 13, 1995, the record date for such meeting, there was a total of 8,140,750 shares of the Corporation's common stock issued and outstanding, of which 5,273,216 shares voted for the adoption of the foregoing Amendment to the Articles of Incorporation, and no shares were voted against the Amendment.

         DATED as of the 23 day of March, 1995.

                                         K RANDOLPH INTERNATIONAL, INC.

ATTEST:


  /s/Steve A Avakian                  By   /s/Keith Lipscomb
 ---------------------                   -------------------------
Steve A. Avakian, Vice President          Keith Lipscomb, President


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




STATE OF California                 )
COUNTY OF Orange                    )ss.

         On this 23rd day of March, 1995, personally appeared before me, Keith Lipscomb and Steve A. Avakian, who being by me duly sworn did say that they, the said Keith Lipscomb and Steve A. Avakina, are the president and vice president, respectively, of K Randolph International, Inc., and that they are the persons who executed the foregoing Amendment to the Articles of Incorporation for and on behalf of K Randolph International, Inc., by authority of resolutions of its board of directors and shareholders, and they duly acknowledged to me that said Corporation executed the same.

         WITNESS MY HAND AND OFFICIAL SEAL.

                                             /s/ Jeanie J. Ware
                                           -------------------------
                                           Notary Public
                                           Residing at: Huntington Beach, CA

My Commission Expires: 10/23/95







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